UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)     October 31, 2005 (October 31, 2005)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

14 Piedmont Center, Suite 1400, Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
Item 7.01 — Regulation FD Disclosure.
     On October 31, 2005, Cumulus Media Inc. issued a press release announcing that, together with three private equity firms, Cumulus has formed Cumulus Media Partners, LLC (“CMP”), which has entered into agreements to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. (“Susquehanna”). The acquisition is expected to close in the first half of 2006 and is subject to regulatory approvals, as well as other closing conditions. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
     In connection with the proposed acquisition, Cumulus entered into (or will enter into in connection with the consummation of the proposed acquisition) various agreements. A brief summary of the principal agreements follows.
Capital Contribution Agreement
     On October 31, 2005, Cumulus, Bain Capital Fund VIII, L.P. (“Bain”), BCP Acquisition Company L.L.C. (“Blackstone”) and Thomas H. Lee Equity Fund V, L.P. (“THLee”) entered into a definitive capital contribution agreement with CMP in order to provide for the capitalization of CMP and its subsidiaries. Pursuant to the capital contribution agreement, Cumulus will contribute its Kansas City, Missouri and Houston, Texas radio operations and assets to CMP, in exchange for an equity stake initially valued at approximately 25% of the equity of CMP. Bain, Blackstone and Lee (collectively, the “Equity Partners”) will contribute cash in exchange for the remaining approximately 75% equity stake. The capitalization of CMP is expected to occur immediately prior to the closing of the Susquehanna acquisition, and is contingent on, among other things, satisfaction of all conditions precedent to the acquisition.
Limited Liability Company Agreement
     On October 31, 2005, Cumulus and the Equity Partners entered into a limited liability company agreement, which sets forth the terms related to the membership interests to be held by the members of CMP. CMP was formed to acquire and operate the radio operations of Susquehanna and the Kansas City and Houston radio operations and assets of Cumulus, as well as to acquire and operate additional radio broadcasting stations in the top 50 radio broadcast markets in the United States. Under the terms of the limited liability company agreement, the distributions by CMP to its members will be calculated according to a formula that values Cumulus’ interest at up to $150 million, or approximately 40% of the equity interests in CMP, subject to achieving certain performance criteria.
Equityholders’ Agreement
     In addition, upon the capitalization of CMP and the consummation of the Susquehanna acquisition, Cumulus and the Equity Partners, as the equityholders of CMP, will enter into an equityholders’ agreement with CMP and certain of its subsidiaries, setting forth the transfer restrictions, voting rights and powers of the equityholders with respect to the corporate governance of CMP and its subsidiaries.

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     Pursuant to the equityholders’ agreement, the boards of directors of CMP and its subsidiaries shall each be comprised of eight members: two directors designated by each of Cumulus and each Equity Partner. Generally, any significant action taken by CMP or its subsidiaries during the initial three years will need the approval of Cumulus and the approval of a majority of the Equity Partners and, thereafter, simply a majority of the membership interests. Cumulus and the Equity Partners will have preemptive rights with respect to any new issuance of securities by CMP or its subsidiaries. In addition, the equityholders’ agreement provides that the parties may not transfer their equity interests in CMP, except under certain circumstances. The parties also have rights of first offer, “tag-along” rights and “drag-along” rights in the event of proposed transfers of equity interests in CMP.
     The equityholders’ agreement also contains a provision that affords CMP the right to pursue first any acquisition opportunities involving radio broadcasting operations primarily in the top 50 radio broadcasting markets in the United States. If CMP declines such an opportunity, then Cumulus will have the right to pursue it. With regard to acquisition opportunities involving other U.S. markets, CMP must allow Cumulus the right to pursue first any such opportunity.
Management Agreement
     Additionally, upon the capitalization of CMP and the consummation of the Susquehanna acquisition, Cumulus will enter into a management agreement with a subsidiary of CMP under which, subject to oversight by the board of directors, Cumulus will manage CMP’s radio broadcasting operations and corporate development, including management at the corporate level of sales, programming, marketing, technical, finance, accounting, legal, human resources, risk management and information technology, as well as evaluation and consummation of divestitures, acquisitions, swaps, signal upgrades, move-ins, and high definition build-out and development. Pursuant to the management agreement, Cumulus’ senior management will serve as the senior management of the entities owning or operating the managed assets, though Cumulus will maintain responsibility for all salary, benefits and related employment compensation expenses. In exchange for its management services, Cumulus will receive an annual management fee equal to the greater of $4.0 million or 4% of CMP’s adjusted earnings, payable on a quarterly basis.
Section 9 — Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits.
99.1	Press Release, dated October 31, 2005

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Martin R. Gausvik
	Name:	Martin R. Gausvik
	Title:	Executive Vice President and Chief Financial Officer

Date: October 31, 2005

EXHIBIT LIST

99.1	Press Release, dated October 31, 2005